April 9, 2026 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
JPMorgan Chase Financial Company LLC
Structured Investments
Capped Return Enhanced Notes Linked to the Common
Stock of Apple Inc. due June 4, 2027
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Footnote (3) on the front cover of the pricing supplement dated April 1, 2026, related to the notes referred to above (the “pricing supplement”) is amended, restated and superseded in its entirety by the following:
(3) JPMS will pay a structuring fee of $6.00 per $1,000 principal amount note with respect to $2,097,000 aggregate principal amount of notes to other affiliated or unaffiliated dealers. These dealers will forgo any structuring fee with respect to the remaining notes.
In addition, the section entitled “Supplemental Plan of Distribution” in the pricing supplement is amended, restated and superseded in its entirety by the following:
Supplemental Plan of Distribution
JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
JPMS will pay a structuring fee of $6.00 per $1,000 principal amount note with respect to $2,097,000 aggregate principal amount of notes to other affiliated or unaffiliated dealers. These dealers will forgo any structuring fee with respect to the remaining notes.
CUSIP: 46660R3P7
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms
Specific to the Notes” in the pricing supplement.
● Pricing supplement dated April 1, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026040043/ea0285130-01_424b2.htm
● Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
● Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
● Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm